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                                    EXHIBIT 11
                             OXFORD INDUSTRIES, INC.
                  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               QUARTERS ENDED SEPTEMBER 2, 1994 AND AUGUST 27, 1993
                                   (UNAUDITED)

                                                 Quarter Ended
                                       -----------------------------------
                                       September 2, 1994   August 27, 1993
                                       -----------------   ---------------
Net earnings                                $4,856,000          $3,982,000

Average Number of Shares
     Outstanding

     Primary                                 8,838,142           8,751,428
     Fully diluted                           8,838,142           8,786,922
     As reported                             8,645,562           8,603,332

Net Earnings per Common Share

     Primary                                     $0.55               $0.46
     Fully diluted                               $0.55               $0.45
     As reported*                                $0.56               $0.46


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* Common stock equivalents (which arise solely from
              outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.